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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): January 25, 2000

                                  Advanta Corp.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)





    Delaware                       0-14120                  23-1462070
----------------                  ----------               -------------
(State or other jurisdiction     (Commission File          (IRS Employer
 of incorporation)                  Number)               Identification No.)




Welsh and McKean Roads, P.O. Box 844, Spring House, PA             19477
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      (Address of principal executive offices)                   (Zip Code)



Registrant's telephone number, including area code: (215) 657-4000

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Item 5.         Other Events

On January 25, 2000 Advanta Corp. (the "Company" or "Advanta") announced net operating income for the fourth quarter 1999 of $15.1 million, or $0.60 per share on a diluted basis for its Class A and Class B shares combined, reflecting income for Advanta Mortgage that is essentially the same as a portfolio lender. This compares to $14.2 million or $0.55 per share last quarter and $4.6 million or $0.16 per share for the prior year's fourth quarter results. The net operating results this quarter exclude several unusual charges and credits discussed below which increased reported net income to $16.6 million or $0.66 per share.

Highlights include:

 - Full year 1999 operating EPS of $2.04 on net operating income of $52.2 million, after excluding all unusual charges, credits and non-operating revenues recorded this year

 - $1.5 billion of loans on the balance sheet at year end - approximately 54% higher than September 30, 1999 and approximately 32% higher than December 31, 1998

 - Advanta Mortgage direct originations of $441 million this quarter increased 19.7% from the prior quarter on a record number of new direct mortgage loans; lending margin also increased during the quarter

 - Advanta Business Cards net income increases 23.0% for the quarter on record number of new accounts, favorable pricing terms and higher fee income

 - Increased operating cash flow over $175 million in 1999, after considering key non-cash income and expense items and the cash impact of mortgage loan originations

This quarter, Advanta reported several unusual charges and credits resulting in net income for the quarter of $16.6 million, or $0.66 per share on a diluted basis for its Class A and Class B shares combined. The Company recorded a $50 million tax benefit relating to its former consumer credit card business. During the quarter, the Company increased its use of on-balance sheet funding and grew its on-balance sheet loan portfolio by reducing securitization volume by approximately $420 million of mortgage loans. The Company recorded after tax charges of $20.6 resulting from the increase in on and off balance sheet reserves to further strengthen the balance sheet, the increase in the Interest Only Strip ("IO Strip") discount rate and a writedown of assets associated with the Corporate Finance business which was previously curtailed. Also impacting net income for the quarter was a $6.1 million after tax charge to increase restructuring reserves established in the first quarter of 1998. Net income for 1999 was $49.8 million or $1.96 per share on a diluted basis for its Class A and Class B shares combined.





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ADVANTA MORTGAGE - RECORD NUMBER OF DIRECT LOANS ORIGINATED
-----------------------------------------------------------

Advanta Mortgage increased direct originations 19.7% and broker originations 23.7% over last quarter while maintaining a strict discipline of not compromising pricing or return goals for volume. Advanta Mortgage reported pro forma net operating income of $9.0 million this quarter on a basis that is essentially the same as a portfolio lender, an increase of 13.4% over the $7.9 million reported for third quarter 1999. This increase reflects higher yields on originations, higher origination volume and an increase in subservicing revenues from growth in the subservicing portfolio.

The on-balance sheet mortgage portfolio surpassed the $1 billion mark and ended the year at $1.05 billion, an increase of 67.7% over the $625.4 million reported at September 30, 1999. The total managed mortgage portfolio was $8.3 billion at December 31, 1999. The Company's decision to grow the on-balance sheet portfolio of mortgage loans and reduce securitization income, as well as the other unusual charges recorded this quarter, resulted in Advanta Mortgage reporting GAAP net income below that of a portfolio lender by $35.2 million. During 1999, the Company reduced the IO Strip and CMSR by $75.2 million to $208.3 million at December 31, 1999 as compared to $283.5 million reported at December 31, 1998.

Advanta Mortgage again increased its lending margin despite increases in market interest rates. The weighted average yield of mortgage loans originated in the fourth quarter increased by 72 basis points. The Company has successfully used technology and its information based strategy to increase marketing efficiency which resulted in increased effectiveness in direct customer acquisitions. Direct originations represented 68% of total originations this quarter compared to 65% in the prior quarter and 37% in the fourth quarter of 1998. At year end, loans originated through direct to consumer channels represented approximately 42% of the total portfolio as compared to 32% at December 31, 1998.

Consistent with traditional fourth quarter seasonality and the increase in the average age of the portfolio to 21 months at the end of 1999 from 20 months at September 30, 1999, the over 30 day delinquency rate was 8.63% as compared to 7.93% reported last quarter. This increase was less than the seasonality increase reported for the fourth quarter of 1998. The net managed charge-off rate for home equity loans was 1.08% this quarter compared to 0.86% reported last quarter, reflecting seasoning of the portfolio.

Advanta Mortgage's sub-serviced portfolio increased to $11.9 billion at the end of this quarter from $10.5 billion at the end of the third quarter.

ADVANTA BUSINESS CARDS - HIGHER PROFITS FUELED BY NEW ACCOUNTS AND SALES VOLUME
-------------------------------------------------------------------------------

Advanta Business Cards reported net income of $7.3 million this quarter compared to $6.0 million last quarter. The increase resulted from growth in the number of accounts and receivables, continued improvements in portfolio yields, higher interchange income from increased merchandise sales during the quarter and lower charge-offs. The average yield on the Company's business credit card portfolio,


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including fee income, increased substantially due to increases in rates and higher fee income. Account originations increased approximately 150% this quarter as compared to the three months ended September 30, 1999, and receivables grew at an annualized rate of 35% during the second half of 1999. Approximately 10% of accounts added this quarter were originated entirely online through Advanta's website (which provides instant, real time decisioning) as compared to 2% in previous quarters. Managed receivables for Advanta Business Cards at the end of the quarter were $1.04 billion.

The credit quality of the business card portfolio improved again this quarter as the net managed charge-off rate decreased to 3.94%, reflecting a decrease in total charge-offs this quarter as compared to last quarter. Over 30 day delinquencies increased less than the Company expected to 3.70% at year end as compared to 3.42% last quarter; the increase was due to traditional fourth quarter seasonality.

ADVANTA LEASING SERVICES - CONTINUED GROWTH IN MANAGED PORTFOLIO
----------------------------------------------------------------

For 1999, Advanta Leasing Services reported net income of $3 million, reflecting the focus of the new management team on efficiency and productivity initiatives. As expected, Advanta Leasing reported a net loss this quarter of $386,000, resulting from lower securitization income. During the first quarter of 2000, Advanta Leasing will begin to change its strategic focus from less profitable broker originations to more profitable vendor and direct originations. The Company also anticipates that Advanta Leasing's results for the first quarter of 2000 will be about break even as it begins to implement these strategic changes, with the benefits of these efforts to be recognized for the full year 2000 and thereafter.

Advanta Leasing closed the year with a managed lease portfolio of $796 million, an increase of 18.7% from the $670 million reported at December 31,1998. Lease receivables originated this quarter increased to $117.7 million from $112.6 million originated last quarter. Advanta Leasing's over 30 day delinquencies were 8.76% this quarter as compared to 8.30% last quarter. The net managed charge-off rate for Advanta Leasing was 4.22% this quarter as compared to 3.76% reported last quarter.

COMPANY MAINTAINS EXPENSE RATIO
-------------------------------

Advanta's operating expense ratio for the quarter was 3.30% as compared to the 3.24% reported in the third quarter of this year. The Company's disciplined cost control resulted in an operating expense ratio for 1999 of 3.31% as compared to 3.59% for the full 1998 fiscal year. Total managed receivables for the Company's businesses at the end of 1999 were $10.2 billion, an increase of 4.6% from $9.8 billion at the end of 1998.


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ADVANTA IMPROVES OPERATING CASH FLOW
------------------------------------

Advanta generated cash flow from operations of approximately $33.6 million this quarter, an increase of 9.0% over the prior quarter, after considering key non-cash income and expense items and the cash impact of mortgage loan originations. This positive cash flow is largely attributable to increases in operating income and the proportion of mortgage loans originated through direct channels. This quarter, mortgage loan origination fees collected by the Company exceeded premiums and broker fees paid by approximately $18.8 million. In 1999, the Company generated positive operating cash flow before investments in subordinated trust assets of approximately $107 million, an increase of over $175 million from the prior year.

The Company's use of deposit funding at its two FDIC-insured banks for its lending activities continues to support a high level of liquidity at the parent and at the Company's banks. Advanta ended the quarter with approximately $500 million in total liquidity after increasing its on-balance sheet loan portfolio by approximately $517 million and paying approximately $90 million of Medium Term Notes and other parent debt maturities during the quarter. At year end, the Company had financed, with parent and bank funds, loan receivables on its books totaling $1.5 billion and had available approximately $1.2 billion in unused warehouse lines and Commercial Paper conduit facilities.

Advanta management will hold a conference call today, January 25, 2000, at 9:00 am Eastern time. Investors will have the opportunity to listen to the call live over the Internet through Vcall at http://www.vcall.com. To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those unable to listen to the live broadcast, replays will be available shortly after the call on the Vcall site.

Advanta (http://www.advanta.com) is a highly focused financial services company with over 2,600 employees, approximately $12.0 billion in managed assets and approximately $11.9 billion in assets serviced for third parties. Advanta provides consumers and small businesses with innovative products and services including mortgages, business credit cards, equipment leases, insurance and deposit products. The Company is also one of the largest servicers of non-conforming mortgages for third parties in the country.


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This Current Report on Form 8-K contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The most significant among these risks and uncertainties are: (1) the Company's managed net interest margin; (2) factors that affect consumer debt; (3) competitive pressures; (4) the level of delinquencies and charge-offs; (5) the rate of prepayments; (6) interest rate fluctuations; (7) the level of expenses; (8) managed and sub-serviced receivables volume; (9) the timing of the securitizations of the Company's receivables; (10) the effects of government regulation; (11) relationships with significant vendors and customers; (12) the amount and cost of financing available to the Company; and (13) the ratings on the debt of the Company and its subsidiaries. Additional risks that may affect the Company's future performance are detailed in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.


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Form 8-K                                   Advanta Corp.
January 25, 2000



Item 7.         Financial Statements and Exhibits.

(c)        Exhibits:

           The following exhibits are filed as part of this Report on Form 8-K.

           99 Selected Summary Financial Data.




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Form 8-K                                   Advanta Corp.
January 25, 2000


                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of l934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                Advanta Corp.


                                By:/s/ Elizabeth H. Mai
                                ------------------------
                                Elizabeth H. Mai, Senior Vice President,
                                Secretary and General Counsel




January 25, 2000




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Form 8-K                                   Advanta Corp.
January 25, 2000



                                           Index to Exhibits


Exhibit Number Per
Item 60l of
Regulation S-K             Description of Document
--------------             -----------------------

      99                   Selected Summary Financial Data